Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Third Quarter Fiscal 2015 Operating Results

April 3, 2015	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the three and nine months ended February 28, 2015. For the three months ended February 28, 2015, total sales decreased $55,545, or 1.8%, to $3,010,618 from $3,066,163 in the three months ended February 28, 2014. Net loss was $168,371, or $(0.06) per fully diluted share, for the three months ended February 28, 2015 as compared to net loss of $72,107, or $(0.02) per fully diluted share, for the three months ended February 28, 2014. For the nine months ended February 28, 2015, total sales increased $102,748, or 1.1%, to $9,211,410 from $9,108,662 in the nine months ended February 28, 2014. Net loss was $186,428, or $(0.06) per fully diluted share, for the nine months ended February 28, 2015 as compared to net loss of $381,867, or $(0.13) per fully diluted share, for the nine months ended February 28, 2014.

Balancer segment sales focus throughout the world on end-users, rebuilders and original equipment manufacturers of grinding machines with the target geographic markets of North America, Asia, Europe and South America. Balancer segment sales decreased $66,379, or 3.4%, to $1,903,482 for the three months ended February 28, 2015 compared to $1,969,861 for the three months ended February 28, 2014. The decrease is primarily attributed to softer sales in North America, offset in part by increased sales in Asia for the quarter.

Balancer segment sales decreased $171,098, or 2.9%, to $5,666,501 for the nine months ended February 28, 2015 compared to $5,837,599 for the nine months ended February 28, 2014. The decrease is primarily attributed to softer sales in North America, offset in part by increased sales in Asia for the first three quarters of the fiscal year.

The Measurement segment product line consists of laser-based surface measurement and laser-based distance measurement and dimensional sizing products and ultrasonic-based remote tank monitoring products. Total Measurement segment sales increased $10,834, or 1.0%, to $1,107,136 for the three months ended February 28, 2015 compared to $1,096,302 for the three months ended February 28, 2014, driven by an increase in revenues associated with the sales of remote tank monitoring products and related monitoring services, offset by decreased sales of laser-based surface measurement and laser-based distance measurement products.

Measurement segment sales increased $273,846, or 8.4%, to $3,544,909 for the nine months ended February 28, 2015 compared to $3,271,063 for the nine months ended February 28, 2014, driven by an increase in revenues associated with the sales of remote tank monitoring products and related monitoring services and an increase in sales of laser-based surface measurement products.

Gross margin for the three months ended February 28, 2015 decreased to 44.9% as compared to 47.5% for the three months ended February 28, 2014. Gross margin for the nine months ended February 28, 2015 increased to 47.4% as compared to 46.7% for the nine months ended February 28, 2014. The fluctuations in gross margin in both the three and nine month periods ended February 28, 2015 compared to the three and nine month periods in the prior fiscal year is primarily influenced by shifts in product sales mix involving our five product lines.

Operating expenses decreased $38,715, or 2.5%, to $1,500,870 for the three months ended February 28, 2015 as compared to $1,539,585 for the three months ended February 28, 2014. General, administrative and selling expenses increased $17,168, or 1.2%, for the three months ended February 28, 2015 as compared to the same period in the prior year due in

CORPORATE OFFICE: 2765 NW NICOLAI ST. — PORTLAND, OREGON 97210 — 503/227-7908 — FAX 503/223-1258

part to increases in personnel expenses offset by reductions in professional fees and depreciation expense. Research and development expenses decreased $55,883, or 36.9%, for the quarter ended February 28, 2015 as compared to the same period in the prior year due to fewer development projects within our existing product lines occurring during the third quarter of Fiscal 2015 as compared to the third quarter of Fiscal 2014.

Operating expenses decreased $100,876, or 2.2%, to $4,536,317 for the nine months ended February 28, 2015 as compared to $4,637,193 for the nine months ended February 28, 2014. General, administrative and selling expenses decreased $3,228, or 0.1%, for the nine months ended February 28, 2015 as compared to the same period in the prior year. Increases in personnel costs and marketing and trade show expenses were offset by decreases in professional fees, depreciation expense and other general office and utility costs. Research and development expenses decreased $97,648, or 25.0%, for the first three quarters of Fiscal 2015 as compared to the same period in the prior year due to fewer development projects within our existing product lines occurring during the first three quarters of Fiscal 2015 as compared to the same period of Fiscal 2014.

“While our consolidated sales performance for the third quarter of Fiscal 2015 was consistent with prior quarters, the mix of products sold weighted more toward our lower margin products, which resulted in the net loss recorded for the quarter,” commented James A. Fitzhenry, President and CEO of Schmitt Industries.

“We remain focused on executing on our sales strategies across our product lines and are encouraged by the development of our Xact® product line, which continues to record quarter-over-quarter growth, and we note that sales of SBS products into Asia continue to show positive trends. It is important to note that we are EBITDA positive for the fiscal year to date, and we are generating cash from operations. We expect our fourth quarter to show sales growth and profitability and we are working to close out our fiscal year on a profitable basis,” Fitzhenry concluded.

About Schmitt Industries

Schmitt Industries, Inc. (the Company) designs, manufactures and sells high precision test and measurement products for two main business segments: the Balancer Segment and the Measurement Segment. For the Balancer Segment, the Company designs, manufactures and sells computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry, particularly for grinding machines. For the Measurement Segment, the Company designs, manufactures and sells laser and white light sensors for distance, dimensional and area measurement for a wide variety of commercial applications, laser-based microroughness measurement products for the semiconductor wafer and hard disk drive industries and for other industrial applications, laser-based surface analysis and measurement products for a variety of scientific applications, and ultrasonic measurement products that accurately measure the liquid levels of propane and diesel tanks and transmit that data via satellite to a secure web site for display. The Company also provides sales and service for Europe and parts of Asia through its wholly owned subsidiary, Schmitt Europe Limited (SEL), located in Coventry, England and through its sales representative office located in Shanghai, China.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including but not limited to remarks by James A. Fitzhenry, are “forward-looking statements.” These statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, general economic conditions and global financial concerns, the volatility of the Company’s primary markets, efforts to accelerate growth in sales of the Xact® tank monitoring systems and the ability to satisfy expected demand, the ability to develop new products to satisfy changes in consumer demands, the intensity of competition, the effect on production time and overall costs of products if any of our primary suppliers are lost or if a primary supplier

CORPORATE OFFICE: 2765 NW NICOLAI ST. — PORTLAND, OREGON 97210 — 503/227-7908 — FAX 503/223-1258

increases the prices of raw materials or components, the ability to ramp up manufacturing to satisfy increasing demand, maintenance of a significant investment in inventories in anticipation of future sales, existing cash and credit facilities level which may not be sufficient to fund future growth, fluctuations in quarterly and annual operating results, attracting and retaining key management and qualified technical and sales personnel, changes in effective tax rates, the ability to reduce operating costs if sales decline, increased costs due to changes in securities laws and regulations, protection of intellectual property rights, and risks from international sales and currency fluctuations.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Ann M. Ferguson, CFO and Treasurer (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. — PORTLAND, OREGON 97210 — 503/227-7908 — FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	February 28, 2015	May 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$1,652,564	$1,510,565
Accounts receivable, net	2,453,944	2,235,194
Inventories	4,716,335	4,789,822
Prepaid expenses	165,617	152,237
Income taxes receivable	1,529	1,339

	8,989,989	8,689,157

Property and equipment, net	1,099,892	1,191,591

Other assets
Intangible assets, net	852,294	943,643

TOTAL ASSETS	$10,942,175	$10,824,391

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$602,745	$512,219
Accrued commissions	242,565	204,772
Accrued payroll liabilities	134,306	127,035
Other accrued liabilities	601,115	366,848
Income taxes payable	—	210

Total current liabilities	1,580,731	1,211,084

Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,995,910 shares issued and outstanding at February 28, 2015 and May 31, 2014	10,488,463	10,438,750
Accumulated other comprehensive loss	(378,485)	(263,337)
Accumulated deficit	(748,534)	(562,106)

Total stockholders’ equity	9,361,444	9,613,307

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,942,175	$10,824,391

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED FEBRUARY 28, 2015 AND 2014

(UNAUDITED)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2015	2014	2015	2014
Net sales	$3,010,618	$3,066,163	$9,211,410	$9,108,662
Cost of sales	1,660,256	1,608,233	4,843,303	4,851,742

Gross profit	1,350,362	1,457,930	4,368,107	4,256,920

Operating expenses:
General, administration and sales	1,405,140	1,387,972	4,243,492	4,246,720
Research and development	95,730	151,613	292,825	390,473

Total operating expenses	1,500,870	1,539,585	4,536,317	4,637,193

Operating loss	(150,508)	(81,655)	(168,210)	(380,273)
Other income (loss)	(15,578)	11,497	(11,181)	5,404

Loss before income taxes	(166,086)	(70,158)	(179,391)	(374,869)
Provision for income taxes	2,285	1,949	7,037	6,998

Net loss	$(168,371)	$(72,107)	$(186,428)	$(381,867)

Net loss per common share, basic	$(0.06)	$(0.02)	$(0.06)	$(0.13)

Weighted average number of common shares, basic	2,995,910	2,990,910	2,995,910	2,990,910

Net loss per common share, diluted	$(0.06)	$(0.02)	$(0.06)	$(0.13)

Weighted average number of common shares, diluted	2,995,910	2,990,910	2,995,910	2,990,910